NAVARRE CORPORATION


             Exhibit 11 - Statement Re: Computation of Per Share Earnings
                        (In thousands, except per share data)



                                         Three Months Ended   Six Months Ended
                                            September 30,       September 30,
                                           1996       1995     1996      1995
                                         ------------------   ----------------

   Primary

   Weighted average shares outstanding     6,760     6,226    6,596     6,196
   Net effect of dilutive stock options
     and warrants - based on the treasury
     stock method using the higher of the
     year end or average market price        804       220      898       204
                                          _______   _______  _______   _______

   Total                                   7,564     6,446    7,494     6,400
                                          =======   =======  =======   =======

   Net income                             $   93    $  226   $  294    $   52
                                          =======   =======  =======   =======

   Net income per common shares           $  .01    $  .04   $  .04    $  .01
                                          =======   =======  =======   =======